Exhibit 99.1

OSG

OSG America L.P.	Press Release

For Immediate Release

OSG AMERICA, ITS SPONSOR AND AKER SIGN SETTLEMENT AGREEMENT

New York – December 14, 2009 – OSG America, L.P. (OSG America; NYSE: OSP) today reported that it and its sponsor, Overseas Shipholding Group, Inc. (OSG or Sponsor; NYSE: OSG), which owns a 95.6% interest in OSG America, have signed a settlement agreement with American Shipping Company ASA (“AMSC”), Aker Philadelphia Shipyard ASA, and Aker Philadelphia Shipyard, Inc. (“APSI”), (collectively “Aker”) that settles all outstanding commercial disputes among OSG America, OSG and Aker and provides for the dismissal with prejudice of all the claims in the arbitration among the parties. The settlement also provides for certain modifications to other existing agreements among AMSC, OSG America and OSG, including eliminating restrictions on OSG’s ability to purchase Jones Act product tankers and ATBs, changes to the profit sharing agreement as well as providing vessel purchase rights under specific conditions. The settlement agreement has received all necessary third party approvals, including the U.S. Coast Guard.

The Overseas Cascade delivered to OSG simultaneous with today’s settlement announcement. Of APSI’s 12 ship newbuild program, eight vessels have been delivered to OSG or OSG America and four additional vessels deliver through 2011.

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About OSG America L.P.

OSG America L.P. is the largest operator of U.S. Flag product carriers and ocean-going barges transporting refined petroleum products, based on barrel-carrying capacity. OSG America has an operating fleet of 24 Handysize product carriers and tug barges that trade primarily in the Jones Act market. OSG America L.P.'s limited partner units are listed on the New York Stock Exchange and trade under the symbol "OSP." More information is available at www.osgamerica.com.

Contact

For more information contact Jennifer L. Schlueter, Vice President Corporate Communications and Investor Relations, OSG Ship Management, Inc. at +1 212.578.1699.